UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 28, 2025

WELLS FARGO & COMPANY
(Exact name of registrant as specified in its charter)

Delaware	001-02979	No.	41-0449260
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

420 Montgomery Street, San Francisco, California 94104
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: 1-415-371-2921

    Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
    ☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
    ☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
    ☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
    ☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $1-2/3	WFC	New York Stock Exchange (NYSE)
7.5% Non-Cumulative Perpetual Convertible Class A Preferred Stock, Series L	WFC.PRL	NYSE
Depositary Shares, each representing a 1/1000th interest in a share of 6.625% Fixed-to-Floating Rate Non-Cumulative Perpetual Class A Preferred Stock, Series R	WFC.PRR	NYSE
Depositary Shares, each representing a 1/1000th interest in a share of Non-Cumulative Perpetual Class A Preferred Stock, Series Y	WFC.PRY	NYSE
Depositary Shares, each representing a 1/1000th interest in a share of Non-Cumulative Perpetual Class A Preferred Stock, Series Z	WFC.PRZ	NYSE
Depositary Shares, each representing a 1/1000th interest in a share of Non-Cumulative Perpetual Class A Preferred Stock, Series AA	WFC.PRA	NYSE
Depositary Shares, each representing a 1/1000th interest in a share of Non-Cumulative Perpetual Class A Preferred Stock, Series CC	WFC.PRC	NYSE
Depositary Shares, each representing a 1/1000th interest in a share of Non-Cumulative Perpetual Class A Preferred Stock, Series DD	WFC.PRD	NYSE
Guarantee of Medium-Term Notes, Series A, due October 30, 2028 of Wells Fargo Finance LLC	WFC/28A	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act (17 CFR 240.12b‑2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.     Other Events.

Wells Fargo & Company (the “Company”) announced that the independent members of the Board of Directors (the “Board”) approved CEO and President Charles W. Scharf’s total compensation of $31.2 million for performance year 2024.

In reaching this decision, the Board noted Mr. Scharf’s strong leadership in:
•Making significant progress in strengthening the Company’s risk and control infrastructure, which remains the Company’s number-one priority
•Driving strong financial performance, including continuing to improve the Company’s earnings capacity through increased fee revenue, a focus on efficiency, and increased capital return to shareholders
•Delivering Company reported diluted earnings per share of $5.37, an 11% increase from 2023
•Returning approximately $25 billion of capital to shareholders, including increasing its quarterly common stock dividend per share by 15%
•Investing in our businesses to drive growth and returns for 2024 and beyond. Examples include:
◦Introducing five new credit cards to serve our customers’ needs
◦Continuing to reduce the size and complexity of our Home Lending business
◦Generating growth and increased customer engagement in Consumer, Small and Business Banking
◦Growing the bank’s Premier offering for affluent clients
◦Continuing to make investments in Corporate and Investment Banking (CIB), which has resulted in growing both market share and fee-based revenue
◦Driving greater connectivity between Commercial Banking and CIB, to better serve existing Commercial Banking clients
◦Investing in digital platforms across the Company’s consumer and wholesale businesses
•Continuing to build and develop a strong senior leadership team
•Continuing to invest in the communities we serve

The Human Resources Committee of the Board (the “HRC”) evaluated and determined compensation for Mr. Scharf based on the structure of our executive compensation program. This structure, which remains unchanged from 2022, includes an assessment of Company and individual performance on both financial and non-financial criteria. Based on its evaluation of Company and Mr. Scharf’s individual performance, the HRC recommended to the Board, and the Board approved, total compensation of $31.2 million for performance year 2024.

Mr. Scharf’s total compensation for 2024 consists of a base salary of $2.5 million, unchanged since he joined the Company in 2019, and total variable compensation of $28.7 million, which is comprised of $7.2 million in cash and $21.5 million in long-term equity, including 65% in Performance Share awards (PSAs) and 35% in Restricted Share Rights awards (RSRs).

Additional important information about the HRC’s oversight of the Company’s governance and executive compensation philosophy, policies, and practices for Mr. Scharf and the other named executive officers, will be presented in our proxy statement for the 2025 annual meeting of stockholders, to be filed with the Securities and Exchange Commission.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	January 30, 2025	WELLS FARGO & COMPANY

		By:	/s/ EMMA M. BAILEY
Emma M. Bailey
Executive Vice President, Deputy General Counsel and Secretary